Exhibit 21.1

KB Global Holdings Limited Ownership after offering
NO.	Company Name	Ownership	%	Total Shares
1	KB Global Holdings Limited	GUO li	1.00%	1,110,000.00
2		Titan Directors Limited	44.94%	49,886,000.00
3		YU Yaguang	28.15%	31,251,000.00
4		FAN Xiaodan	6.30%	6,996,000.00
5		HUANG Chonghua	5.40%	5,995,000.00
6		CHEN Yingying	5.40%	5,995,000.00
7		YU Jin	5.40%	5,995,000.00
8		GAO Fei	2.50%	2,772,000.00
		1 million shares offering	0.90%	1,000,000.00
		合计	100%	111,000,000.00

KB Global Holdings Limited Ownership before offering
Company	Ownership	%	Total shares
KB Global Holdings Limited	GUO li	1%	1,100,000.00
	Titan Directors Limited	45.36%	49,896,000.00
	YU Yaguang	28.41%	31,251,000.00
	FAN Xiaodan	6.36%	6,996,000.00
	HUANG Chonghua	5.45%	5,995,000.00
	CHEN Yingying	5.45%	5,995,000.00
	YU Jin	5.45%	5,995,000.00
	GAO Fei	2.52%	2,772,000.00

	合计	100%	110,000,000.00

Guo li
Titan Directors Limited
YU Yaguang
FAN Xiaodan
HUANG Chonghua
CHEN Yingying
YU Jin
GAO Fei
52.97%
11.86%
10.17%
10.17%
10.17%
4.66%
Kehui International Holdings Limited
Fine Orchild Limited
Oriental Keyang Limited
1%
45.36%
53.64%
KB Global Holdings Limited
100%
Kesheng Global (HK)Limited (HK)
境外
境内
GUO Li
YU Yaguang
FAN Xiaodan
HUANG Chonghua
CHEN Yingying
YU Jin
GAO Fei
46.3637%
28.41%
6.3637%
5.4545%
5.4545%
5.4545%
2.4982%
Suzhou Keju Enterprise Management Consulting Limited （WOFE）
VIE协议控制
Beijing Kezhao Technology Co.,Ltd

郭丽	GUO li
于亚光	YU Yaguang
范晓丹	FAN Xiaodan
黄崇华	HUANG Chonghua
陈颖颖	CHEN Yingying
俞金	YU Jin
高飞	GAO Fei
苏州科聚企业管理咨询有限公司	Suzhou Keju Enterprise Management Consulting Limited
北京科照科技有限公司	Beijing Kezhao Technology Co., Ltd

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